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                                                                 Exhibit 10.28
                                                                 -------------

                                            January 17, 1996

PRIVATE AND CONFIDENTIAL
- -------------------------

The Grand Union Company
201 Willowbrook Boulevard
Wayne, NJ  97470-6799

Attention:  Joseph J. McCaig, Chief Executive Officer

Gentlemen:

     This letter agreement (the "Agreement") confirms our understanding that The Grand Union Company (which together with its subsidiaries is hereinafter referred to as the "Company") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive investment banking financial advisor, commencing upon your acceptance of this Agreement, with respect to the review and analysis of financial and structural alternatives available to the Company with a view to meeting the Company's long term strategic objectives.

     As discussed, we propose to undertake certain services on your behalf including to the extent requested by you: (i) assisting you in analyzing the Company's operations and its historical performance; (ii) assisting you in analyzing the Company's future prospects; (iii) assisting you in preparing an analysis of strategic and financing alternatives for the Company; (iv) presenting the analysis of strategic and financing alternatives to the Board of Directors of the Company (the "Board"), and (v) assisting you in implementing any such strategic or financing alternative adopted by the Board.

     During the term of DLJ's engagement hereunder, DLJ shall have the exclusive right (but not the obligation) to act as sole managing underwriter, exclusive placement agent, sole dealer manager or exclusive solicitation agent, as the case may be, with respect to any registered public offering of any of the Company's securities, any private offering of any of the Company's debt securities pursuant to an exemption from registration under the Securities Act of 1933 (as amended), or any exchange offer or refinancing transaction relating to the Company's 12% Senior Notes or any other securities of the Company, in each case in connection with any strategic or financial alternative adopted by the Board of Directors. In any of the events described above, except where otherwise provided for in the Agreement, the Company and DLJ will enter into a customary underwriting agreement or engagement letter, as applicable, containing customary terms and conditions, and in form and substance, reasonably acceptable to DLJ and its counsel and you and your counsel.

     During the term of DLJ's engagement hereunder, in the event the Company decides to explore a private placement of equity securities (a "Private Placement"), a divestiture of assets or a line of business of the Company (a "Divestiture") or a sale, merger, consolidation or any other business combination, in one or a series of transactions involving all or a significant portion of the

The Grand Union Company                               January 17, 1996
Page 2

business or securities of the Company other than a Divestiture (a "Sale") (each, a "Transaction"), we propose to undertake certain services on your behalf including to the extent requested by you: (i) assisting you in preparing an offering memorandum describing the Company, its operations, its historical performance and its future prospects; (ii) identifying and contacting selected qualified investors or acquirors acceptable to you; (iii) arranging for potential investors or acquirors to conduct business investigations; (iv) negotiating the financial aspects of any proposed Transaction under your guidance including negotiating with the creditors of the Company with respect to the application of the proceeds raised in a Transaction; (v) assisting the Company in evaluating any proposed Transaction, including assisting the Company in analyzing a potential investor or acquiror and its operations, historical performance, future prospects and securities; and (vi) delivering an opinion to the Board of Directors of the Company, if requested, as to the fairness from a financial point of view of the consideration to be received by the Company's stockholders in any proposed Transaction. In no event shall an underwritten public offering of the Company's securities or any other transaction covered by the immediately preceding paragraph be considered a Transaction.

     As compensation for the services to be provided by DLJ hereunder, the Company agrees (i) to pay to DLJ (a) a retainer fee of $200,000 ("the Retainer"), payable promptly upon execution of this Agreement, (b)
additional cash compensation (the "Transaction Fee") as set forth below,
(c) additional cash compensation (the "Fairness Fee") as set forth below at the time that the Board of Directors of the Company requests delivery and DLJ delivers the opinion referred to in clause (vi) of the preceding paragraph and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, which the Company shall have the right to audit and request
documentation for, whether or not a Transaction is consummated.   As DLJ will
be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.

     As compensation for the services to be provided by DLJ hereunder in the case of a Private Placement, the Company agrees to pay DLJ a Transaction Fee equal to five percent (5.0%) of the gross proceeds of such Private Placement which shall be earned upon the consummation of the Private Placement, and shall be paid at closing of the proposed financing. The Fairness Fee, if a fairness opinion is requested, for such a Private Placement shall be equal to an additional one and one half percent (1.5%) of the gross proceeds of such Private Placement. In the case of a Private Placement, the Retainer shall be credited against the Transaction Fee.

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The Grand Union Company                               January 17, 1996
Page 3

As compensation for the services to be provided by DLJ hereunder in the case of a Divestiture, the Company agrees to pay DLJ a Transaction Fee in an amount equal to the schedule as set forth below:

      AGGREGATE CONSIDERATION           TRANSACTION FEE
         ($ IN MILLIONS)                ($ IN MILLIONS)
      -----------------------           ----------------
                $50                           $1.00
                100                            1.25
                150                            1.80
                200                            2.30
                250                            2.75
                300                            3.15
                350                            3.50
                400                            3.80
                450                            4.05

     For a Divestiture in which the Aggregate Consideration is between any two categories the Transaction Fee shall be calculated by the linear interpolation between the respective Transaction Fees. If a fairness opinion is requested in the case of a Divestiture, the Fairness Fee shall be equal to the greater of 25% of the Transaction Fee and $350,000. In the case of a Divestiture, the Retainer Fee and the Fairness Fee shall be credited against the Transaction Fee. The Transaction Fee shall be due and payable promptly upon the consummation of a Divestiture. For the purpose of this Agreement, a Divestiture shall be deemed to have been consummated upon closing.

     In the case of a Sale the Transaction Fee shall be equal to (x) in the case of a Transaction involving 100% of the business, securities or assets of the Company, six tenths of one percent (0.6%) of the Aggregate
Consideration, or (y) in the case of a Transaction involving 36% or more, but less than 100%, of the business, securities or assets of the Company, 2/3 of the amount referred to in clause (x), plus an amount ratably increasing from 0 to 1/3 of the fee in clause (x) in direct proportion to the percentage of the business or securities or assets involved in the Transaction increasing from 36% to 100%(1). "Aggregate Consideration" means all cash and non-cash consideration received by the Company and/or its shareholders, stock option holders and warrant holders, plus the amount of any debt assumed (including capitalized leases but excluding any outstanding letters of credit) or if not assumed repaid, by the purchaser in connection with the Transaction, including, in the case of a sale or other disposition by the Company of assets, the net value of any assets not sold by the Company. In each of cases (x) and (y) the Retainer Fee and the Fairness Fee shall be credited against the Transaction Fee. If a fairness opinion is requested, the Fairness Fee in the case of a Sale shall be equal to $1,000,000. Any sale of equity securities to an investor or acquiror which results in the investor or acquiror holding greater than 36% of the pro forma outstanding stock of the Company shall be considered a Sale.

- ---------------------------
1) For example, in the case of a Sale involving 60% of the business, securities or assets of the Company, the Transaction Fee would be an amount equal to:

   [(2/3) * (6/10) + (1/3) * (6/10) * ((.60 - .36) / (1.00 - .36))]%
   * Aggregate Consideration.

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The Grand Union Company                               January 17, 1996
Page 4


     The Transaction Fee shall be payable in cash promptly upon consummation of a Sale. For purposes of this Agreement, a Sale shall be deemed to have been consummated upon the earliest of any of the following events to occur:
(a) the acquisition or purchase of equity securities equal to at least 36% of the equity securities of the Company outstanding pro forma for such acquisition or purchase (if the Company or DLJ have been requested to assist in such acquisition or purchase); (b) a merger or consolidation of the Company with another person; or (c) in the case of any other Sale, the consummation thereof.

     In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our additional compensation, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction; provided, that if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the average of the last sales price for such securities on the last five trading days thereof prior to such consummation. In the event that all or some portion of the consideration is related to the future earnings or operations of the Company, the portion of DLJ's compensation relating thereto shall be calculated and shall be paid at the time the Transaction is consummated (as determined by the preceding paragraph) based upon the estimated net present value thereof which DLJ and the Company will in good faith mutually agree upon.

     The Company shall make available to DLJ all financial and other information concerning its business and operations which DLJ reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder (including, without limitation, in giving an opinion of the type referred to in the fourth paragraph hereof), DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by the Company or its counsel or independent accountants and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets, it being understood that the Company shall approve the form and content of any offering memorandum or other presentation materials prior to their distribution. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

     Any opinion requested by the Company and any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of a transaction of the type referred to in the fourth paragraph of this Agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case with our prior written consent, which consent shall not be unreasonably withheld or delayed, or except as otherwise required by law. We understand that our opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company, and we agree to provide our written consent to such use, provided that we are afforded a reasonable opportunity to

The Grand Union Company                               January 17, 1996
Page 5

review and comment on those portions of any such proxy statement that include or refer to our opinion or otherwise refer to DLJ.

     In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder neither the Company nor any representative thereof (other than DLJ) will, without DLJ's consent, initiate discussions regarding a Transaction except through DLJ. In the event the Company or its management receives an inquiry regarding a Transaction, it will promptly advise DLJ of such inquiry in order that we may evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

     This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. Upon any termination of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in
Schedule I will remain operative and in full force and effect regardless of any termination of this Agreement.

     In addition, if at any time prior to 12 months after the termination of this Agreement without the payment of a Transaction Fee on a Sale, a Transaction is consummated, or if at any time prior to 18 months after the termination of this Agreement, a Transaction is consummated with any party contacted regarding a transaction during the period of our engagement, DLJ will be entitled to payment in full of the Transaction Fee. In connection with a Transaction referred to in the preceding sentence DLJ, shall, if requested by the Company, provide the opinion referred to in clause (vi) of the fourth paragraph hereof in connection with such Transaction; provided that the Company allows DLJ a reasonable amount of time within which to update its analysis supporting such opinion and providing that the Company reimburses DLJ for any additional out-of-pocket expenses incurred by DLJ in rendering such opinion. Upon the Company's request during the term of this Agreement and promptly following any termination of this Agreement, DLJ will provide the Company with written notice of the parties contacted by DLJ regarding a Transaction during the period of our engagement.

     It is understood that if the Company completes a transaction in lieu of any Transaction for which DLJ is entitled to compensation pursuant to this Agreement, DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice of investment bankers acting in similar transactions.

     The Company further agrees that it will not enter into any transaction referred to in either of the two preceding paragraphs unless, prior to or simultaneously with such transaction, adequate provision is made with respect to the payment of compensation to DLJ as contemplated by such paragraphs.

     Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of the Company or other entities that may be

The Grand Union Company                               January 17, 1996
Page 6

involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

     The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.

     This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     The Company and DLJ each irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter (including Schedule I hereto). The Company and DLJ each hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Company shall be effective service of process for any action, suit or proceeding brought in any such court. The Company and DLJ each irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company and DLJ each agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

     If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

                                           Very truly yours,

                                           DONALDSON, LUFKIN & JENRETTE
                                             SECURITIES CORPORATION

                                           By: /s/ Martin C. Murrer
                                               -------------------------
                                               Martin C. Murrer
                                               Senior Vice President

Accepted and agreed to
this 26 day of February, 1996

THE GRAND UNION COMPANY

By: /s/ Joseph J. McCaig
    -----------------------
    Joseph J. McCaig
    Chief Executive Officer

                                 SCHEDULE I

     This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement"), dated January 17, 1996 by and between The Grand Union Company (which together with its subsidiaries and affiliates is hereinafter referred to as the "Company") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

     The Company agrees to indemnify and hold harmless DLJ, its affiliates and its parent and its affiliates, and the respective directors, officers, agents and employees of DLJ, its affiliates and its parent and its affiliates (DLJ and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the exclusive sale memorandum or offering memorandum and in the proxy statement, if any, provided to the Company's shareholders, (including any amendments thereof and supplements thereto, collectively, the "Disclosure Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Disclosure Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that, in the case of clause (ii) only, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from any Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I). In the event that it is determined in accordance with the foregoing sentence that an Indemnified Person is not entitled to indemnity hereunder, DLJ shall promptly reimburse or shall cause such Indemnified Person to reimburse the Company for all amounts paid to or on behalf of any Indemnified Person under this Schedule I.

     Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been prejudiced by such failure. The Company shall have the right to assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJ. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company will not, without prior written consent of DLJ, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

     In the event that the foregoing indemnity is unavailable to an Indemnified Person other than due to the gross negligence or willful misconduct of any Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and DLJ, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJ pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to DLJ under this Agreement.

     The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from (i) any Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services, or (ii) the material breach by DLJ of an express provision of this Agreement which was not cured by DLJ within ten business days of DLJ having received written notice of such breach from the Company.

     The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.